Galaxy Gaming Reports Q3 2018 Financial Results

LAS VEGAS, November 14, 2018 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today its financial results for the quarter ended September 30, 2018.

Financial Highlights

Q3 2018 vs. Q3 2017

•	Revenue increased 25% to $4,776K (increase of 19% to $4,545K excluding effect of accounting change)
•	Adjusted EBITDA increased 41% to $1,795K
•	Net income of $792K vs. net loss of ($28K)

9 months 2018 vs. 9 months 2017

•	Revenue increased 25% to $13,672K (increase of 18% to $12,969K excluding effect of accounting change)
•	Adjusted EBITDA increased 38% to $5,008K
•	Net income of $732K vs. net income of $55K

Balance Sheet Changes (vs. December 31, 2017)

Cash increased 46% to $5,246K

Total debt (gross) increased 8% to $10,457K

Stockholders’ equity increased 23% to $6,745K

Executive Comments

“Revenue in the third quarter was the highest in our Company’s history,” stated Todd Cravens, Galaxy’s President and CEO.  "We continue to see lower expense growth as compared to last year.  As a result, we saw EBITDA growth of 41% in the quarter. Of note, our recently-installed progressives in the UK and the US markets are performing exceptionally well.  In addition, we were very pleased with customer reaction to the new products we showed at G2E in October and look forward to bringing these new products to market when they receive regulatory approval.”

“The third quarter was a textbook example of what our business can do,” stated Harry Hagerty, Galaxy’s CFO.  “Organic revenue growth of near 20%, EBITDA growth of over 40% and positive net income are commendable results.  But what really stands out is the increase in cash. In spite of paying over $1 million to refinance our debt in April, cash has increased by almost $1.7 million and, at $5.25 million as of September 30, represents 50% of our total gross debt.  Finally, we were comfortably in compliance with our debt covenants as of September 30, 2018.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Dana Rantovich (702) 938-1753

Investors:Harry Hagerty (702) 938-1740